Exhibit 10.10

EXECUTION COPY

Samson Resources Corporation

c/o Kohlberg Kravis Roberts & Co L.P.

9 West 57th Street, Suite 4200

New York, New York 10019

December 21, 2011

Kohlberg Kravis Roberts & Co L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

NGP Energy Capital Management, L.L.C.

125 East John Carpenter Freeway, Suite 600

Irving, Texas 75062

Crestview Advisors, L.L.C.

667 Madison Avenue, 10th Floor

New York, New York 10065

JD Rockies Resources Limited

5555 San Felipe, Suite 620

Houston, TX 77056

Ladies and Gentlemen:

This letter agreement (the “Consulting Agreement”) serves to confirm the retention by Samson Resources Corporation (f/k/a Tulip Acquisition Corporation) (the “Company”) of Kohlberg Kravis Roberts & Co. L.P. (the “KKR Manager”), NGP Energy Capital Management, L.L.C. (the “NGP Manager”), Crestview Advisors, L.L.C. (the “Crestview Manager”) and JD Rockies Resources Limited (the “ITOCHU Manager” and together with the KKR Manager, the NGP Manager and the Crestview Manager, the “Managers” and each, a “Manager”) to provide management, consulting and financial services to the Company and its divisions, subsidiaries and affiliates (collectively, the “Group”), as follows:

1. The Company has retained the Managers, and each Manager hereby agrees to accept such retention, to provide to the Group, when and if called upon, such services as mutually agreed by the Managers and the Company, which services may include: (i) general executive and management services; (ii) identification, support, negotiation and analysis of acquisitions and dispositions by the Group; (iii) support, negotiation and analysis of financing alternatives, including in connection with acquisitions, capital expenditures and refinancing of existing indebtedness; (iv) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements; (v) human resources functions, including searching and recruiting of executives, but excluding formulation or promulgation of personnel policies or involvement in personnel decision making; and (vi) other services for the Group upon which the Company and the Managers may agree from time to time. Commencing on the date hereof (the “Effective Date”), the Company agrees to pay the Managers (or such affiliate(s) as any such Manager may designate) an aggregate annual fee (the “Advisory Fee”) in an amount equal to $20,000,000 (twenty million dollars), which amount shall increase by 5% annually, payable in quarterly installments in arrears at the end of each fiscal quarter. The initial quarterly installment of the Advisory Fee shall be on March 31, 2012 (and no portion of the Advisory Fee shall be payable in respect of the period from the Effective Date through December 31, 2011). The final quarterly installment of the Advisory Fee shall be pro rated to reflect the portion of the final fiscal quarter prior to the end of the term of this Consulting Agreement, as applicable. The Advisory Fee shall be payable regardless of the level of services actually provided during any fiscal quarter and shall not be refundable under any circumstances. The Managers shall split each installment of the Advisory Fee so that each Manager shall receive a portion of such installment equal to its Sharing Percentage (as defined below) of such installment. For purposes of this Consulting Agreement, the term “Sharing Percentage” of a Manager means (i) with respect to the KKR Manager, 56.25%, (ii) with respect to the NGP Manager, 11.03%, (iii) with respect to the Crestview Manager, 7.72%, and (iv) with respect to the ITOCHU Manager, 25.00%. The Managers and the Company acknowledge that the respective Sharing Percentage of the Managers as of the Effective Date result in an initial split of the Advisory Fee as follows: (i) to the KKR Manager, a portion of the Advisory Fee equal to $11,250,000 (eleven million two hundred fifty thousand dollars), (ii) to the NGP Manager, a portion of the Advisory Fee equal to $2,206,000 (two million two hundred six thousand dollars), (iii) to the Crestview Manager, a portion of the Advisory Fee equal to $1,544,000 (one million five hundred forty-four thousand dollars) and (iv) to the ITOCHU Manager, a portion of the Advisory Fee equal to $5,000,000 (five million dollars).

2. In consideration for structuring services rendered by the Managers in connection with the acquisition of the outstanding shares of Samson Investment Company (“SIC”) by the Company pursuant to the Stock Purchase Agreement, dated as of November 22, 2011 (the “Stock Purchase Agreement”), by and among the Company, SIC and the Selling Stockholders (as defined in the Stock Purchase Agreement), which services included, but were not limited to, financial advisory services and capital structure review, the Company agrees to also pay the Managers a one-time transaction fee in an aggregate amount equal to $89,395,899 (eighty-nine million three hundred ninety-five thousand eight hundred ninety-nine dollars) (the “Transaction Fee”), payable immediately upon the Closing (as defined in the Stock Purchase Agreement), which Transaction Fee shall be apportioned so that (i) the KKR Manager shall receive a portion of the Transaction Fee equal to $39,239,084 (thirty-nine million two hundred thirty-nine thousand eighty-four dollars), (ii) the NGP Manager shall receive a portion of the Transaction Fee equal to $13,268,999 (thirteen million two hundred sixty-eight thousand nine hundred ninety-nine dollars), (iii) the Crestview Manager shall receive a portion of the Transaction Fee equal to $9,288,299 (nine million two hundred eighty-eight thousand two hundred ninety-nine dollars) and (iv) the ITOCHU Manager shall receive a portion of the Transaction Fee equal to $27,599,517 (twenty-seven million five hundred ninety-nine thousand five hundred seventeen dollars).

3. From time to time after the Effective Date, the Managers may charge the Company a customary fee for services rendered in connection with securing, structuring and negotiating equity and debt financing, including, with respect to any acquisition, divestiture or other transaction, initial public offering, or a debt or equity financing, in each case, by or involving the Group (it being understood that no such fee shall be payable by the Company to the Managers pursuant to this paragraph 3 in connection with the transactions contemplated by the Stock Purchase Agreement other than the Transaction Fee payable pursuant to paragraph 2). For the avoidance of doubt but subject to Section 2.4(b) of the Stockholders’ Agreement, the Group may, from time to time after the Effective Date, engage one or more of the Managers or their affiliates to provide additional investment banking or other financial advisory services in connection with any acquisition, divestiture or similar transaction by the Group, in respect of which (i) separate agreements may be entered into and (ii) such Managers or their affiliates may be entitled to receive additional compensation in respect thereof pursuant to such separate agreements.

4. In addition to any fees that may be payable to the Managers under this Consulting Agreement, the Company shall, or shall cause one or more of its affiliates to, on behalf of itself and the other members of the Group (subject to paragraph 5), reimburse the Managers and their affiliates and their respective employees and agents, from time to time upon request, for all reasonable out-of-pocket expenses incurred, including unreimbursed out-of-pocket expenses incurred prior to the date hereof, in connection with this retention or transactions contemplated by the Stock Purchase Agreement, including travel expenses and expenses of any legal, accounting or other professional advisors to the Managers or their affiliates. The Managers may submit monthly expense statements to the Company or any other member of the Group for such out-of-pocket expenses, which statements shall be payable within thirty days. Nothing in this paragraph 4 shall limit any obligations of the Company to reimburse any costs and expenses to the Managers, their subsidiaries or affiliates as provided in the Stockholders’ Agreement of the Company, dated as of the date hereof, among the parties thereto, as the same may be amended from time to time (the “Stockholders’ Agreement”).

5. The Company (on behalf of itself and the other members of the Group) hereby acknowledges and agrees that the obligations of the Company under paragraphs 1—4 shall be borne jointly and severally by each member of the Group. Without limitation to the foregoing, the parties hereto acknowledge that the Company may designate SIC to make the payments included herein on behalf the Company. Each Manager may from time to time designate that any amounts payable under this Consulting Agreement be paid directly to an Affiliate of such Manager. Such designation shall be made by providing written notice to the Company.

6. The Company will, and will cause each member of the Group to, use its reasonable best efforts to furnish, or to cause their respective subsidiaries and agents to furnish, the Managers with such information (the “Information”) as the Managers reasonably believe appropriate to their engagement hereunder. The Managers will keep the Information confidential in accordance with the confidentiality provisions of the Stockholders’ Agreement. The Company acknowledges and agrees that (i) the Managers will rely on the Information and on information available from generally recognized public sources in performing the services contemplated hereunder and (ii) the Managers do not assume responsibility for the accuracy or completeness of the Information or such other information.

7. The Company (on behalf of itself and the other members of the Group) hereby acknowledges and agrees that the services provided by the Managers hereunder are being provided subject to the terms of the Indemnification Agreement, dated as of the date hereof, between the Company, SIC, the Managers, Samson Aggregator L.P. and Samson Aggregator GP LLC (as the same may be amended from time to time, the “Indemnification Agreement”).

8. Any advice or opinions provided by the Managers may not be disclosed or referred to publicly or to any third party (other than the Group’s legal, tax, financial or other advisors), except in accordance with the prior written consent of the Managers.

9. The Company (on behalf of itself and the other members of the Group) hereby grants the Managers and their affiliates a non-exclusive license to use the Company’s and/or other members of the Group’s trademarks and logos, solely in connection with describing the Managers’ relationship with the Company and the other members of the Group.

10. Each Manager shall act as an independent contractor, with duties solely to the Group. The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto, their respective successors and assigns and, with respect to paragraph 18, the Manager Affiliates (as defined below); provided that (i) neither this Consulting Agreement nor any right, interest or obligation hereunder may be assigned by any party, whether by operation of law or otherwise, without the express written consent of the other parties hereto and (ii) any assignment by a Manager of its rights but not the obligations under this Consulting Agreement to any entity directly or indirectly controlling, controlled by or under common control with such Manager shall be expressly permitted hereunder and shall not require the prior written consent of the other parties hereto. Nothing in this Consulting Agreement, expressed or implied, is intended to confer on any person any rights or remedies under or by reason of this Consulting Agreement other than (i) the parties hereto and their respective successors and assigns and (ii), with respect to paragraph 18, the Manager Affiliates. Without limiting the generality of the foregoing, the parties acknowledge that nothing in this Consulting Agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its subsidiaries or affiliates, or any present or future creditor of the Company or its subsidiaries or affiliates, any rights or remedies under or by reason of this Consulting Agreement or any performance hereunder.

11. This Consulting Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Each of the parties hereby agrees that any action or proceeding arising out of this Consulting Agreement or the transactions contemplated hereby shall be brought in the federal or state courts sitting in the County of New York, in the City of New York, New York, and each of the parties hereby consents to submit itself to the personal jurisdiction of such courts in any such action or proceeding, and hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

12. All notices and other communications provided for hereunder shall be in writing and shall be sent by first class mail, telecopier or hand delivery:

If to the Company:	Samson Resources Corporation 9 West 57th Street, Suite 4200 New York, New York 10019 Attention: Jonathan Smidt Facsimile: (212) 750-0003

with copies (which shall not constitute notice) to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Andrew W. Smith Facsimile: (212) 455-2502

and

Simpson Thacher & Bartlett LLP 909 Fannin Street, Suite 1475 Houston, TX 77010 Attention: Andrew T. Calder Facsimile: (713) 821-5602

If to the KKR Manager:	Kohlberg Kravis Roberts & Co. L.P. 9 West 57th Street, Suite 4200 New York, NY 10019 Attention: Jonathan Smidt Facsimile: (212) 750-0003

with copies (which shall not constitute notice) to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Andrew W. Smith Facsimile: (212) 455-2502

and

Simpson Thacher & Bartlett LLP 909 Fannin Street, Suite 1475 Houston, TX 77010 Attention: Andrew T. Calder Facsimile: (713) 821-5602

If to the NGP Manager:	NGP Energy Capital Management, L.L.C. 125 East John Carpenter Freeway, Suite 600 Irving, Texas 75062 Attention: Christopher Ray Facsimile: (972) 432-1441

with copies (which shall not constitute notice) to:	Latham & Watkins LLP 811 Main Street Suite 3700 Houston, TX 77002 Attention: Michael Chambers Facsimile: (713) 546-5401

and

Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Attention: Charlie Carpenter Facsimile: (212) 751-4864

If to the Crestview Manager:	Crestview Advisors, L.L.C. 667 Madison Avenue, 10th Floor New York, New York 10065 Attention: Robert Delaney Facsimile: (212) 906-0750

and

Crestview Advisors, L.L.C. 667 Madison Avenue, 10th Floor New York, NY 10065 Attention: Adam Klein Facsimile: (212) 906-0750

with a copy (which shall not constitute notice) to:	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Attention: Paul R. Kingsley Facsimile: (212) 450-3800

If to the ITOCHU Manager:	JD Rockies Resources Limited 5555 San Felipe, Suite 620 Houston, TX 77056 Attention: Toshiyuki Mori, President Facsimile: (713) 547-5656

with copies (which shall not constitute notice) to:	Milbank, Tweed, Hadley & McCloy LLP One Chase Manhattan Plaza New York, NY 10005 Attention: Charles J. Conroy, Esq. Facsimile: (212) 530-5219

and

Milbank, Tweed, Hadley & McCloy LLP One Chase Manhattan Plaza New York, NY 10005 Attention: David J. Wolfson, Esq. Facsimile: (212) 530-5219

or to such other address as any of the above shall have designated in writing to the other above. All such notices and communications shall be deemed to have been given or made (i) when delivered by hand, (ii) five business days after being deposited in the mail, postage prepaid or (iii) when telecopied, receipt acknowledged.

13. This Consulting Agreement shall continue in effect until the tenth anniversary of the Effective Date, unless amended or terminated by mutual consent. In addition, the Company may terminate this Consulting Agreement with respect to any Manager by delivery of a written notice of termination to such Manager at any time after such Manager and its affiliates no longer hold, directly or indirectly, any Shares in the Company; provided that in the event of such a termination the Company shall pay in cash to such Manager all unpaid Advisory Fees payable to such Manager hereunder and all expenses due under this Consulting Agreement to such Manager with respect to periods prior to the date of such termination. In addition, (i) in connection with the consummation of a Required Sale (as defined in the Stockholders’ Agreement), the Company may terminate this Consulting Agreement by delivery of a written notice of termination to the Managers and (ii) immediately following the consummation of an IPO (as defined in the Stockholders’ Agreement), this Consulting Agreement shall automatically terminate unless the Company, by delivery of a written notice to the Managers prior to such consummation, otherwise elects to continue this Consulting Agreement in full force and effect. In the event of such a termination of this Consulting Agreement pursuant to the immediately preceding sentence, the Company shall upon such termination pay in cash to each Manager (i) all unpaid Advisory Fees payable to such Manager hereunder and all expenses due under this Consulting Agreement to such Manager with respect to periods prior to the termination date, plus (ii) if the date of such termination is prior to the tenth anniversary of the Effective Date, the net present value (using a discount rate equal to the yield as of such termination date on U.S. Treasury securities of like maturity based on the times such payments would have been due) of the Advisory Fees that would have been payable with respect to the period from such termination date through the tenth anniversary of the Effective Date, any such fees payable pursuant to this clause (ii) to be apportioned so that each Manager shall receive a portion of such fees equal to its Sharing Percentage of the aggregate amount of such fees.

14. Each party hereto represents and warrants that the execution and delivery of this Consulting Agreement by such party has been duly authorized by all necessary action of such party.

15. If any term or provision of this Consulting Agreement or the application thereof shall, in any jurisdiction and to any extent, be invalid and unenforceable, such term or provision shall be ineffective, as to such jurisdiction, solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any remaining terms or provisions hereof or affecting the validity or enforceability of such term or provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this Consulting Agreement invalid or unenforceable in any respect.

16. Each party hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the retention of the Managers pursuant to, or the performance by the Managers of the services contemplated by, this Consulting Agreement.

17. It is expressly understood that the foregoing paragraphs 3 – 5, 7, 8, 10 – 13 and 15 – 19, in their entirety, survive any termination of this Consulting Agreement.

18. Except in cases of fraud, gross negligence or willful misconduct, none of the Managers, their respective affiliates or any of their respective employees, officers, directors, managers, partners, consultants, members, stockholders or their respective affiliates shall have any liability of any kind whatsoever to any member of the Group for any damages, losses or expenses (including special, punitive, incidental or consequential damages, lost profits and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of services hereunder. The Company (on behalf of itself and the other members of the Group), by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than the Managers shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, any former, current or future director, officer, manager, agent, consultants, affiliate or employee of the Managers (or any of their successors or permitted assignees), against any former, current or future general or limited partner, member or stockholder of the Manager (or any of its successors or permitted assignees) or any affiliate thereof or against any former, current or future director, officer, agent, consultants, employee, affiliate, general or limited partner, stockholder, manager or member of any of the foregoing (collectively, the “Manager Affiliates”) whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise.

19. This Consulting Agreement, the Stockholders’ Agreement and the Indemnification Agreement contain the complete and entire understanding and agreement between the Managers and the Company with respect to the subject matter hereof and supersede all prior and contemporaneous understandings, conditions and agreements, whether written or oral, express or implied, in respect of the subject matter hereof. The Company acknowledges and agrees that none of the Managers makes any representations or warranties in connection with this Consulting Agreement or its provision of services pursuant hereto. The Company agrees that any acknowledgment or agreement made by the Company in this Consulting Agreement is made on behalf of the Company and the other members of the Group.

20. This Consulting Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. Whenever the words “include,” “includes” or “including” are used in this Consulting Agreement they shall be deemed to be followed by the words “without limitation.”

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If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this Consulting Agreement in the space provided therefor and return it to us, whereupon this Consulting Agreement shall constitute a binding agreement among us.

Very truly yours,

SAMSON RESOURCES CORPORATION

By:	/s/ Ashwini Upadhyaya
Name: Ash Upadhyaya
Title: Authorized Signatory

AGREED TO AND ACCEPTED BY:

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Chief Financial Officer

NGP ENERGY CAPITAL MANAGEMENT, L.L.C.

By:	/s/ Kenneth A. Hersh
Kenneth A. Hersh, Chief Executive Officer

CRESTVIEW ADVISORS, L.L.C.

By:	/s/ Robert V. Delaney
Name: Robert V. Delaney
Title: Managing Director

JD ROCKIES RESOURCES LIMITED

By:	/s/ Toshiyuki Mori
Name: Toshiyuki Mori
Title: President